Exhibit 99.1

Abaxis Reports Record Sales and Earnings for the First Quarter of Fiscal 2007

          UNION CITY, Calif., July 27 /PRNewswire-FirstCall/ -- Abaxis, Inc. (Nasdaq: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the first fiscal quarter ended June 30, 2006.

          Highlights include:

--	Quarterly revenues: $20.4 million, up 43% over last year’s comparable quarter.
--	Quarterly net income of $2.4 million, up 140% over last year’s comparable quarter.
--	Quarterly operating income of $3.7 million, up 141% over last year’s comparable quarter.
--	Quarterly diluted EPS: $0.11 versus $0.05 in the same period last year.
--	Quarterly total reagent disc sales of $11.2 million, compared to $8.7 million in the same period last year, up 28% over last year’s comparable quarter.
--	Quarterly total medical sales of $3.7 million, up 123% over last year’s comparable quarter.
--	Quarterly medical sales in the North America, excluding sales to the U.S. Military: $2.7 million, up 150% over last year’s comparable quarter.
--

Quarterly medical reagent disc sales in the North America, excluding sales to the U.S. Military, of 157,000 units, compared to 64,000 units in the same period last year, up 145% over last year’s comparable quarter.

--	Quarterly total veterinary sales of $15.5 million, up 29% over last year’s comparable quarter.
--	Quarterly veterinary reagent disc sales of $9.2 million, compared to $7.8 million in the same period last year, up 18% over last year’s comparable quarter.
--	Quarterly sales in North America of $16.8 million, up 39% over last year’s comparable quarter.
--	Quarterly international sales of $3.6 million, up 64% over last year’s comparable quarter.
--	Cash, cash equivalents and short-term investments as of June 30, 2006: $35.9 million, up 49% compared to the same quarter last year.

          Quarterly Results:  For the first fiscal quarter ended June 30, 2006, Abaxis reported revenues of $20.4 million, as compared with revenues of $14.3 million for the comparable period last year, an increase of 43 percent. Instrument revenue, reagent disc and hematology reagent revenue increased by $5.5 million or 41 percent over the same period last year.  The Company reported net income attributable to common shareholders of $2.4 million, compared to $1.0 million for the same period last year.  The Company’s effective tax rate in the quarter ended June 30, 2006 was 40 percent, compared to 36 percent for the same period last year.  The Company reported diluted net income per share of $0.11 (calculated based on 21,758,000 shares), compared to $0.05 per share (calculated based on 21,120,000 shares) for the same period last year.

          Other Reported Information:  Reagent disc and hematology reagent revenue for the first quarter of fiscal 2007 was $12.1 million, up 28 percent over the $9.4 million reported in the same period last year.  During the quarter, the Company sold 957,000 medical and veterinary reagent discs compared to 767,000 medical and veterinary reagent discs sold during the same period last year.  The Company ended the quarter with $35.9 million in cash, cash equivalents and short-term investments.

          Clint Severson, president and chief executive officer of Abaxis, commented, “With revenues up 43% and net income increasing 140% versus the comparable quarter last year, we are very gratified with the results of the first quarter of fiscal year 2007.  We achieved strong sales growth in all of our product segments.  We are particularly pleased with the 123% increase in our medical business.  Our distribution partners are doing a consistent job of introducing our products to the various segments of the medical markets. Utilizing our Piccolo system medical professionals are increasingly taking advantage of the opportunity to confidently diagnose medical conditions, prescribe effective treatment regimes and produce improved patient outcomes on a more timely basis.  We are in the early stages of developing this market and we are encouraged by the great opportunities ahead.”

          Mr. Severson continued, “On the veterinary side of our business, sales increased by 29%; which indicates that demand for our products continues to be robust.  We firmly believe that there remains significant headroom to grow our veterinary business and we are dedicated to doing so.  All in all, our strategy and business model are achieving a great deal of traction and we remain confident in our ability to grow profitably in the coming years.”

          Conference Call

          Abaxis has scheduled a conference call to discuss its results at 4:15 p.m. ET on July 27, 2006.  Participants can dial 877-356-5706 or 706-643-0580 to access the conference call, or can listen via a live Internet web cast, which can be found at www.abaxis.com .  A replay of the call is available by visiting www.abaxis.com for the next 30 days or by calling 800-642-1687 or 706-645-9291, access code 2913094, through July 30, 2006.  This press release is also available prior to and after the call via Abaxis’ website or the Securities Exchange Commission’s website at www.sec.gov .

          About Abaxis

          Abaxis develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 6.9 kilogram (15 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 14 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.

          Use of Non-GAAP Financial Measures

          This earnings release presents Abaxis’ income from operations and net income attributable to common shareholders.  To supplement the financial statements presented in accordance with GAAP included as part of this release, Abaxis uses non-GAAP measures of operating income per share on a pro forma basis, which is not a measurement of performance under generally accepted accounting principles in the United States of America.  Management uses these measures in comparing Abaxis’ historical performance and believes that these measures provide meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

          This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).  Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts.  Specific forward-looking statements contained in this press release include, but are not limited to, risks and uncertainties related to fluctuations in the Company’s share price, the market acceptance of the Company’s products and the continuing development of its products, required United States Food and Drug Administration (“FDA”) clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the Company’s intellectual property or claims of infringement of intellectual property asserted by third parties, risks involved in carrying of inventory, risks associated with the ability to attract, train and retain competent sales personnel, general market conditions, competition and other risks detailed from time to time in Abaxis’ periodic reports filed with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statement was made.  Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables on Following Pages

ABAXIS, Inc.
Summary of Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,

	2006	2005

Revenues	$20,358	$14,273
Cost of revenues	8,921	6,446
Gross profit	11,437	7,827
Operating expenses:
Research and development	1,717	1,632
Sales and marketing	4,471	3,221
General and administrative	1,584	1,454
Total operating expenses	7,772	6,307
Income from operations	3,665	1,520
Interest and other income	340	66
Interest and other expense	(4)	(13)
Income before income taxes	4,001	1,573
Income tax provision	1,600	572
Net income	$2,401	$1,001
Net income per share:
Basic net income per share	$0.12	$0.05
Diluted net income per share	$0.11	$0.05
Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	20,268	19,897
Weighted average common shares outstanding - diluted	21,758	21,120

ABAXIS, Inc.
Balance Sheet Data:
(Unaudited and in thousands)

	June 30, 2006	March 31, 2006

Current assets:
Cash and cash equivalents	$9,220	$10,164
Short-term investments	26,701	20,372
Trade receivables (net)	13,608	14,638
Inventories	10,462	10,396
Prepaid expenses	1,216	446
Net deferred tax asset - current	4,256	4,294
Total current assets	65,463	60,310
Property and equipment, net	10,221	10,038
Intangible assets, net	506	525
Deposits and other assets	68	80
Net deferred tax asset - non-current	10,679	12,125
Total assets	$86,937	$83,078
Current liabilities:
Accounts payable	$4,332	$4,614
Accrued payroll and related expenses	3,304	3,890
Other accrued liabilities	778	705
Warranty reserve	294	213
Deferred revenue	841	939
Total current liabilities	9,549	10,361
Non-current liabilities:
Deferred rent	442	478
Deferred revenue, less current portion	938	938
Other long-term liabilities	197	263
Total non-current liabilities	1,577	1,679
Shareholders’ equity:
Common stock	98,822	96,506
Accumulated deficit	(23,142)	(25,543)
Accumulated other comprehensive income	131	75
Total shareholders’ equity	75,811	71,038
Total liabilities and shareholders’ equity	$86,937	$83,078

Non-GAAP Operating Income Per Share
(in thousands)

	Three Months Ended June 30,

	2006	2005

Shares used in the calculation of operating income per share (non-GAAP):
Weighted average common shares outstanding - basic	20,268	19,897
Weighted average common shares outstanding - diluted	21,758	21,120
Non-GAAP operating income per share - basic	$0.18	$0.08
Non-GAAP operating income per share - diluted	$0.17	$0.07

Customer and Geographic Information
(in thousands)

	Three Months Ended June 30,

	2006	2005

North America	$16,763	$12,087
International	3,595	2,186
Total revenues	$20,358	$14,273

Customer and Market Information
(in thousands)

	Three Months Ended June 30,

	2006	2005

Medical Market	$3,730	$1,674
Veterinary Market	15,541	12,006
Other	1,087	593
Total revenues	$20,358	$14,273

SOURCE  Abaxis, Inc.
          -0-                                        07/27/2006
          /CONTACT:  Clint Severson, Chief Executive Officer, of Abaxis, Inc., +1-510-675-6500; or Joe Dorame, Robert Blum and Joe Diaz of Lytham Partners, LLC, +1-602-889-9700/
          /Web site:  http://www.abaxis.com /